Exhibit 99.1

Rehabilitation Court Approves Insurance Commissioner's Motions Relating to Interim Partial Claim Payments and Ambac's Exercise of Surplus Note Call Options

06/05/2012

Ambac Assurance Corporation ("Ambac Assurance") today announced that, following a hearing held on June 4, 2012, the Circuit Court for Dane County, Wisconsin (the "Rehabilitation Court") approved two motions submitted by the Wisconsin Commissioner of Insurance, acting as the Rehabilitator of the Segregated Account of Ambac Assurance (the "Segregated Account").

The first motion sought to allow the Segregated Account to begin paying in cash 25% of each permitted policy claim that has arisen since the commencement of the rehabilitation proceedings for the Segregated Account and of each policy claim submitted and permitted in the future. Ambac Assurance anticipates beginning to make these claim payments in the third quarter of 2012.

The second motion sought approval to permit Ambac Assurance to exercise two call options to purchase approximately $789 million of surplus notes issued by Ambac Assurance. Today, Ambac Assurance issued exercise notices relating to one call option on $500 million of surplus notes, expiring on June 7, 2012. Ambac Assurance anticipates exercising the remaining call option before its expiry date on November 30, 2012.

Ambac Assurance

Ambac Assurance is a guarantor of public finance and structured finance obligations, and is the principal operating subsidiary of Ambac Financial Group, Inc. ("Ambac").

Ambac, headquartered in New York City, is a holding company whose affiliates provided financial guarantees and financial services to clients in both the public and private sectors around the world. On November 8, 2010, Ambac filed a petition for relief under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court"). The Bankruptcy Court entered an order confirming Ambac's plan of reorganization on March 14, 2012. Ambac is not currently able to estimate when it will be able to consummate such plan. Upon consummation of the plan of reorganization, Ambac's existing common stock will be cancelled and extinguished and the holders thereof will not be entitled to receive, and will not retain, any property or interest on account of such common stock. Until the plan of reorganization is consummated and Ambac emerges from bankruptcy, Ambac will continue to operate in the ordinary course of business as "debtor-in-possession" in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Ambac's common stock trades in the over-the-counter market under ticker symbol ABKFQ.

Ambac Assurance Corporation
Michael Fitzgerald, 212-208-3222
mfitzgerald@ambac.com